March 22, 2016

State Street Bank and Trust Company
Josiah Quincy Building
200 Newport Avenue
North Quincy, Massachusetts 02 l 71
Location Code: JQBS
Attention: Russell M. Donohoe

Re: ADMINISTRATION AGREEMENT NEW PORTFOLIO

Ladies and Gentlemen:

Please be advised that AMERICAN CENTURY WORLD MUTUAL FUNDS, INC. has established a new series of shares to be known as AMERICAN CENTURY WORLD MUTUAL FUNDS, INC. EMERGING MARKETS SMALL CAP FUND (the "New Portfolio").

In accordance with Section I, the Appointment of Administrator provision, of the Administration Agreement dated as of July 29, 2011 (the "Administration Agreement") by and between American Century Investment Management, Inc. ("ACIM") and State Street Bank and Trust Company, the undersigned hereby requests that your bank act as Administrator for the New Portfolio under the terms of the Administration Agreement. In connection with such request, the undersigned hereby confirms to you, as of the date hereof, its representations and warranties set forth in the Administration Agreement. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Administration Agreement.

Kindly indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to ACIM and retaining one for your records.

Sincerely,

AMERICAN CENTURY INVESTMENT MANAGEMENT, INC. on
behalf of AMERICAN CENTURY WORLD MUTUAL FUNDS, INC. -
EMERGING MARKETS SMALL CAP

By: /s/ C. Jean Wade
Name: C. Jean Wade
Title: Vice President, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:    /s/ Gunjan Kedia
Name: Gunjan Kedia
Title:    Executive Vice President, Duly Authorized

Effective Date:    April 6, 2016